Exhibit 28 (h) 19 under Form N-1A

Exhibit (10) under Item 601/Reg. S-K

EXHIBIT A

To the Financial Administration and Accounting Services Agreement

(revised as of 2/2511)

Federated World Investment Series, Inc.

Federated Emerging Market Debt Fund (formerly Federated International High Income Fund)

Federated International Leaders Fund

Federated International Small-Mid Company Fund